                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                   -----------------------------
                                                           OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number:  3235-0145
                                                   Expires:   October 31, 2002
                                                   Estimated average burden
                                                   hours per response..... 14.90
                                                   -----------------------------


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                              MESSAGEMEDIA, INC.
           ----------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $.001 PER SHARE
           ----------------------------------------------------------
                         (Title of Class of Securities)


                                  337486 10 4
           ----------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
           ----------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)


                               Page 1 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             10,616,268
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               10,616,268
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,616,268
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           15.4%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                               Page 2 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Advisors Fund L.P. ("STAF")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             203,410
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               203,410
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           203,410
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                               Page 3 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           STV IV LLC
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             10,819,678
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               10,819,678
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,819,678
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           15.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                               Page 4 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Mobius Technology Ventures VI L.P. ("MTV VI")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             3,559,015
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               3,559,015
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,559,015
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.2%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                               Page 5 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Mobius Technology Ventures Advisors Fund VI L.P. ("MTAF")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             140,211
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               140,211
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           140,211
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                               Page 6 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Mobius Technology Ventures Side Fund VI L.P. ("MTSF")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             147,183
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               147,183
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           147,183
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                               Page 7 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK U.S. Ventures VI L.P. ("SUSV")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             3,860,070
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               3,860,070
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,860,070
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.6%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                               Page 8 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Mobius VI LLC ("Mobius VI")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             7,746,479
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              -0-
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               7,746,479
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,746,479
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.3%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------



                               Page 9 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Gary E. Rieschel
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              18,566,157
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              18,566,157
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           18,566,157
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------



                               Page 10 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Charles E. Lax
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              10,819,678
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              10,819,678
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,819,678
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           15.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------



                               Page 11 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Bradley A. Feld
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              18,566,157
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              18,566,157
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           18,566,157
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------



                               Page 12 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Matthew A. Ocko
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              10,819,678
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              10,819,678
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,819,678
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           15.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------



                               Page 13 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           E. Scott Russell
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              18,566,157
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              18,566,157
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           18,566,157
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------



                               Page 14 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           D. Rex Golding
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              18,566,157
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              18,566,157
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           18,566,157
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------



                               Page 15 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Jo Ann Heidi Roizen, Trustee of the Mohler/Roizen Revocable Trust
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              18,566,157
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              18,566,157
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           18,566,157
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.0%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------



                               Page 16 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           William Burnham
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              7,746,479
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              7,746,479
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,746,479
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.3%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------



                               Page 17 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Greg P. Galanos
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              7,746,479
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              7,746,479
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,746,479
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.3%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------



                               Page 18 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Greg R. Prow
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              7,746,479
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              7,746,479
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,746,479
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.3%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------



                               Page 19 of 29 pages

CUSIP NO. 337486 10 4                 13G

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Carl Rosendahl
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
        NUMBER OF             -0-
         SHARES         --------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              7,746,479
          EACH          --------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               -0-
          WITH:         --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              7,746,479
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,746,479
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.3%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------



                               Page 20 of 29 pages

ITEM 1.

           (a)    NAME OF ISSUER: Messagemedia, Inc.
           (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 6060 Spine Road, Boulder, CO 80301

ITEM 2.

           (a)    NAME OF PERSON FILING:

                  SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
                  SOFTBANK Technology Advisors Fund L.P. ("STAF")
                  STV IV LLC
                  Mobius Technology Ventures VI L.P. ("MTV VI")
                  Mobius Technology Ventures Advisors Fund VI L.P. ("MTAF") Mobius Technology Ventures Side Fund VI L.P. ("MTSF") Mobius VI LLC ("Mobius VI")
                  SOFTBANK U.S. Ventures VI L.P. ("SUSV")
                  Gary E. Rieschel ("GER")
                  Charles E. Lax ("CEL")
                  Bradley A. Feld ("BAF")
                  Matthew A. Ocko ("MAO")
                  E. Scott Russell ("ESR")
                  D. Rex Golding ("DRG")
                  Jo Ann Heidi Roizen, Trustee of the Mohler/Roizen Revocable Trust ("JHR")
                  William Burnham ("WB")
                  Greg P. Galanos ("GPG")
                  Greg R. Prow ("GRP")
                  Carl Rosendahl ("CR")

           (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  200 West Evelyn Avenue, Suite 200
                  Mountain View, CA 94041

           (c)    CITIZENSHIP:

                  Entities:     SBTV IV        -      Delaware
                                STAF           -      Delaware
                                STV IV LLC     -      Delaware
                                MTV VI         -      Delaware
                                MTAF           -      Delaware
                                MTSF           -      Delaware
                                SUSV           -      Delaware
                                Mobius VI      -      Delaware

                  Individuals:  GER            -      United States
                                CEL            -      United States
                                BAF            -      United States
                                MAO            -      United States
                                ESR            -      United States
                                DRG            -      United States
                                JHR            -      United States
                                WB             -      United States
                                GPG            -      United States
                                GRP            -      United States
                                CR             -      United States

           (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $.01 per share
           (e)    CUSIP NUMBER: 337486 10 4



                               Page 21 of 29 pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR
           240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)   [ ]  Broker or Dealer registered under Section 15 of the Act (15
                   U.S.C. 78o);

        (b)   [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c);

        (c)   [ ]  Insurance company as defined in section 3(a)(19) of the Act
                   (15 U.S.C. 78c);

        (d)   [ ]  An investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e)   [ ]  An investment adviser in accordance with Section
                   240.13d-1(b)(1)(ii)(E);

        (f)   [ ]  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

        (g)   [ ]  A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G);

        (h)   [ ]  A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)   [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)   [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4. OWNERSHIP

---------------------------------------------------------------------------------------------------------------
                            (a)            (b)        (c) Sole       Shared         Sole          Shared
                        Beneficial    Percentage of   Voting      Voting Power  Dispositive     Dispositive
                         Ownership        Class         Power                      Power           Power
---------------------------------------------------------------------------------------------------------------
  SBTV IV               10,616,268        15.4%       10,616,268      -0-        10,616,268         -0-
---------------------------------------------------------------------------------------------------------------
  STAF                     203,410         0.3%          203,410      -0-           203,410         -0-
---------------------------------------------------------------------------------------------------------------
  STV IV LLC            10,819,678        15.7%       10,819,678      -0-        10,819,678         -0-
---------------------------------------------------------------------------------------------------------------
  MTV VI                 3,559,015         5.2%        3,559,015      -0-         3,559,015         -0-
---------------------------------------------------------------------------------------------------------------
  MTAF                     140,211         0.1%          140,211      -0-           140,211         -0-
---------------------------------------------------------------------------------------------------------------
  MTSF                     147,183         0.1%          147,183      -0-           147,183         -0-
---------------------------------------------------------------------------------------------------------------
  SUSV                   3,860,070         5.6%        3,860,070      -0-         3,860,070         -0-
---------------------------------------------------------------------------------------------------------------
  Mobius VI              7,746,479        11.3%        7,746,479      -0-         7,746,479         -0-
---------------------------------------------------------------------------------------------------------------
  GER                   18,566,157        27.0%          -0-        18,566,157       -0-         18,566,157
---------------------------------------------------------------------------------------------------------------
  CEL                   10,819,678        15.7%          -0-        10,819,678       -0-         10,819,678
---------------------------------------------------------------------------------------------------------------
  BAF                   18,566,157        27.0%          -0-        18,566,157       -0-         18,566,157
---------------------------------------------------------------------------------------------------------------
  MAO                   10,819,678        15.7%          -0-        10,819,678       -0-         10,819,678
---------------------------------------------------------------------------------------------------------------
  ESR                   18,566,157        27.0%          -0-        18,566,157       -0-         18,566,157
---------------------------------------------------------------------------------------------------------------
  DRG                   18,566,157        27.0%          -0-        18,566,157       -0-         18,566,157
---------------------------------------------------------------------------------------------------------------
  JHR                   18,566,157        27.0%          -0-        18,566,157       -0-         18,566,157
---------------------------------------------------------------------------------------------------------------
  WB                     7,746,479        11.3%          -0-         7,746,479        -0-         7,746,479
---------------------------------------------------------------------------------------------------------------
  GPG                    7,746,479        11.3%          -0-         7,746,479        -0-         7,746,479
---------------------------------------------------------------------------------------------------------------
  GRP                    7,746,479        11.3%          -0-         7,746,479        -0-         7,746,479
---------------------------------------------------------------------------------------------------------------
  CR                     7,746,479        11.3%          -0-         7,746,479        -0-         7,746,479
---------------------------------------------------------------------------------------------------------------



                               Page 22 of 29 pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.



                               Page 23 of 29 pages

ITEM 10. CERTIFICATION

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        February 13, 2002

SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner


By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner


By:     /s/ Greg R. Prow
---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

STV IV LLC

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS TECHNOLOGY VENTURES VI L.P.

By:     Mobius VI LLC
        its general partner


By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS TECHNOLOGY VENTURES ADVISORS FUND VI L.P.

By:     Mobius VI LLC
        its general partner


By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer



                               Page 24 of 29 pages

MOBIUS TECHNOLOGY VENTURES SIDE FUND VI L.P.

By:     Mobius VI LLC
        its general partner


By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK U.S. VENTURES VI L.P.

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS VI LLC

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

GARY E. RIESCHEL

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

CHARLES E. LAX

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

BRADLEY A. FELD

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

MATTHEW A. OCKO

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

E. SCOTT RUSSELL

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*



                               Page 25 of 29 pages

D. REX GOLDING

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

JO ANN HEIDI ROIZEN,
TRUSTEE OF THE MOHLER/ROIZEN REVOCABLE TRUST

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

WILLIAM BURNHAM

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

GREG P. GALANOS

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

GREG R. PROW

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow

CARL ROSENDAHL

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*


* Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.


                               Page 26 of 29 pages

                                    Exhibit A
                            AGREEMENT OF JOINT FILING

               We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

        February 13, 2002

SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner


By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner


By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

STV IV LLC

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS TECHNOLOGY VENTURES VI L.P.

By:     Mobius VI LLC
        its general partner


By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS TECHNOLOGY VENTURES ADVISORS FUND VI L.P.

By:     Mobius VI LLC
        its general partner


By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer



                               Page 27 of 29 pages

MOBIUS TECHNOLOGY VENTURES SIDE FUND VI L.P.

By:     Mobius VI LLC
        its general partner


By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK U.S. VENTURES VI L.P.

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS VI LLC

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

GARY E. RIESCHEL

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

CHARLES E. LAX

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

BRADLEY A. FELD

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

MATTHEW A. OCKO

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

E. SCOTT RUSSELL

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*



                               Page 28 of 29 pages

D. REX GOLDING

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

JO ANN HEIDI ROIZEN,
TRUSTEE OF THE MOHLER/ROIZEN REVOCABLE TRUST

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

WILLIAM BURNHAM

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

GREG P. GALANOS

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

GREG R. PROW

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow

CARL ROSENDAHL

By:     /s/ Greg R. Prow
   ------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*


* Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.


                               Page 29 of 29 pages